NEWS RELEASE

For More Information Contact:	For Release - February 23, 2010

J. Downey Bridgwater, Chairman,

President & Chief Executive Officer, (713) 507-2670

Zach L. Wasson, Executive

Vice President & Chief Financial Officer, (713) 507-1297

Chris Reid, Vice President

Investor Relations (713) 507-2873

Sterling Bancshares Announces $80 Million Common Stock Offering

HOUSTON, TX, February 23, 2010 – Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that it has commenced a public offering of $80 million of shares of its common stock. The Company expects to use the proceeds from the offering for general corporate purposes, which may include opportunities to hire new bankers and attract new customers from institutions that have recently been consolidated in Sterling’s markets, acquire failed banks through regulatory assisted transactions, purchase branch divestitures from out of state banks exiting Texas, selectively pursue in-state bank acquisitions and sell loans and other assets (both performing and non-performing) at sales prices which may be less than the carrying values of such loans and other assets.

Morgan Stanley & Co. Incorporated will serve as sole book-running manager for the equity transaction, with Sandler O’Neill + Partners, L.P. serving as co-manager. The underwriters will have a 30-day option to purchase up to an additional 15 percent of the offered amount of common stock from Sterling at the offering price, less underwriters’ discounts and commissions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Sterling has filed a registration statement (including prospectus) with the Securities and Exchange Commission for the equity offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying base prospectus and other documents Sterling has filed with the Securities and Exchange Commission for more complete information about Sterling and the equity offering.

These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively a copy of the preliminary prospectus supplement and accompanying base prospectus for the equity offering may be obtained from Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick St, 2nd Floor, New York, NY 10014, telephone (866) 718-1649, or by e-mailing prospectus@morganstanley.com.

About Sterling Bancshares

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $4.9 billion, which operates 58 banking centers in the greater metropolitan areas of Houston, San Antonio, Dallas and Fort Worth, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

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